Exhibit 24.1

Consent of Independent Certified Public Accountants

Board of Directors
Theragenics Corporation

We hereby consent to the incorporation by reference of our reports dated January 15, 2003, appearing in your Annual Report on Form 10-K for the year ended December 31, 2002, in the Company's Registration Statements on Form S-8, file numbers 333-48136, 333-15313, 333-40737, 333-40653 and 333-64801.

/s/ Grant Thornton LLP
      Grant Thornton LLP

Atlanta, Georgia
March 28, 2003